Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES NEW REVOLVING

CREDIT AGREEMENT

Melville, New York, Tuesday, January 19, 2016......Park Electrochemical Corp. (NYSE – PKE) announced that it has entered into a three-year revolving credit facility agreement with HSBC Bank USA, National Association. This credit facility agreement provides for loans of up to $75 million to the Company and letters of credit up to $2 million for the account of the Company and, subject to the terms and conditions of the agreement, an interest rate on the outstanding loan balance of LIBOR plus 1.15%. This credit facility agreement will replace the credit facility agreement that the Company entered into with PNC Bank, National Association in February 2014. The Company intends to borrow the entire $75 million available under the new credit facility with HSBC Bank and to use such amount together with $9 million of its own funds to repay the Company’s outstanding $84 million principal amount bank loan from PNC Bank.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies and low-volume tooling for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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